Exhibit 3.1

PUBLIC COMPANY

COMPANIES LAW, 5759 – 1999

A COMPANY LIMITED IN SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

BEAMR IMAGING LTD

(C.N 51-433155-2)

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Part Seven		The Board of Directors
	30.	Members of the Board	19
	31.	Restrictions on appointment of directors	20
	32.	An outside director	20
	33.	A corporation as director	21
	34.	An alternate director and power of attorney	21
	35.	Vacancy of office of director	22
	36.	Authorities of the Board	23
	37.	Assumption of authorities of the board	25
	38.	Rights of a director	25
	39.	Chairman of the Board	25
	40.	Convening a meeting of the Board	26
	41.	Agenda	26
	42.	Notice of meetings of the Board	27
	43.	Quorum	27
	44.	Voting in the Board of Directors	28
	45.	Protocols in meetings of the Board	28
	46.	Defects in convening the meeting	29
	47.	Committees of the Board	29

Part Eight		Audit Committee
	48.	Appointment of members of Audit committee	30
	49.	Positions and work procedures of The Audit Committee	30

Part Nine		Exemption, indemnification and liability insurance
	50.	Exemption and indemnification	31
	51.	Liability insurance	32

Part Ten		General Manager
	52.	General Manager	33
	53.	Removal of Authorities of the general manager	33

Part Eleven		Management of the company
	54.	Registered office	34
	55.	Shareholder register and Material shareholder register	34
	56.	Auditor	34
	57.	Expiration of service of auditor	35
	58.	Wages of auditor	35
	59.	Authorities, obligations and Responsibility of auditor	36
	60.	Internal auditor	36

Part Twelve		Financial statements, accounts and signature
	61.	Financial statements	37
	62.	Stamp and signatory rights	37

Part Thirteen		Dividends and bonus shares
	63.	Dividends and bonus shares	38

Part Fourteen		Notices and Dissolution
	64.	Notices	40
	65.	Dissolution	41

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Part One: Preamble

1.	Name of the Company: In Hebrew: מ“עב גני’גמיא רמייב

In English: Beamr Imaging Ltd.

2.	Objectives of the Company

(a)	To engage in any lawful business.

(b)	The Company may donate from time to time reasonable sums for appropriate causes, even if the donations are not within the framework of the business considerations of the Company.

3.	Liability of the shareholders

(a)	The liability of a shareholder for the debts of the Company is limited to the payment of the unpaid portion which he undertook to pay for the share held by him in accordance with the terms of issuance of said share.

4.	The capital

The registered share capital of the Company is NIS [_____] ([___] hundred thousand) divided into [___________] ordinary shares with NIS 0.01 nominal value each (hereinafter: “Ordinary Share”).

Part Two: General Provisions

5.	Definitions and interpretations

“Written”:	In writing or any other term with the same meaning including handwritten, engraved, printed, typewritten, photocopied, or copied in any other manner that is visible, including telex, fax, telegraph, by cable or any other duplication method through electronic means.

“Shareholder”:	Under its definition in Article 11 herein.

“The Board of Directors”:	The Board of Directors of the Company who was duly elected in accordance with the provisions of these articles.

“The Company”:	Beamr Imaging Ltd., or any other name which it will be called, if its name is changed.

“Law”:	Companies Law, the Companies Ordinance or any other Israeli law, which is valid, as warranted, from time to time including the provisions of any stock exchange that applies to the Company.

“Regular Resolution”:	A resolution adopted by a regular majority of shareholders, voting in the general meeting by a voting instrument (on topics for which according to these articles can be adopted through a voting instrument) on their own or though proxies.

“The Office”:	The registered office of the Company at such time in Israel about which the Company notified the Companies Registrar.

“The Articles”:	The articles of association of the Company, as they will be amended from time to time by the general meeting.

“Companies Law”:	Companies Law, 5759 – 1999, as amended from time to time, and any regulations that are promulgated thereunder.

“Securities Law”:	Securities Law, 5728 – 1968, as amended from time to time, and any regulations that are promulgated thereunder.

“Vote count”:	Vote count of those voters, in accordance with the voting rights established for the shares by virtue of which the shareholders participating in the general meeting are voting. In the count of all the votes of shareholders, abstentions shall not be taken into account.

“Shareholder Register”:	A shareholder register that must be kept in accordance with section 127 of the Companies Law.

“Register of Material Shareholders”:	A register of material shareholders that must be kept in accordance with section 128 of the Companies Law.

“Office holder”:	As the term “senior office holder” is defined in Part 6 of the Securities Law.

“Companies Ordinance”:	The Companies Ordinance [New Version], 5743 – 1983, as amended from time to time, and all the regulations that are promulgated thereunder.

(b)	Interpretation

(1)	Each term in these articles that is not defined above, shall be attributed the meaning that is afforded it by law unless the context dictates otherwise.

(2)	References made in the singular shall include the plural and vice versa. Reference made in the masculine gender shall include the feminine (and vice versa), and words that connote persons shall include also corporations, unless the context dictates another interpretation.

(3)	The headings of the sections in these articles are for the purpose of convenience only and shall not be used as an accessory to interpret or for the interpretation of these articles.

(4)	The articles which may be stipulated in the Companies Law shall apply to the Company, insofar as there is no contradiction between them and the provisions of these articles.

(5)	In the case of a contradiction between the provisions of the law which may not be stipulated in bylaws and any of the provisions of these articles – the provisions of the law shall prevail in such case, without impairing from the remainder of the provisions of the articles.

(6)	These articles are the same as a contract between the Company and its shareholders and between the shareholders and themselves.

6.	Change of articles

Subject to the provisions of relevant law, the Company may change these articles by a regular resolution adopted in the general meeting of the Company.

Part Three: Capital of the Company

7.	Ordinary shares

(a)	All the ordinary shares shall have equal rights among them and each regular share shall confer upon its holder the following rights:

(1)	The right to receive invitations or notices about all general meetings of the Company, to participate in the meetings and to vote in them on any matter that is raised in the meeting, where each ordinary share confers on its holder one vote on every vote on a resolution;

(2)	The right to participate in any distribution that the Company makes to its shareholders, and to receive dividends and/or bonus shares, if they are distributed in accordance with the provisions of these articles and the provisions of the Companies Law, proportionate to the number of the shares allocated and the rate that they are paid up by the shareholders, if they are not are not fully paid up; and

(3)	The right to participate in the dissolution of the Company, in the distribution of the assets of the Company, that remain to be distributed, after the Company meets all of its obligations and payment of all its debts in any case, proportionate to the number of the shares allocated and the rate that such shares are paid up by the shareholders, if they are not fully paid up, and subject to the provisions of these articles and without prejudicing existing rights of all the shareholders in the Company of any kind or class.

(b)	The Company may pay a person a commission for signing or underwriting, or agreement to sign or underwrite securities of the Company, conditional or otherwise, provided that the amount or the sum of the commission does not exceed the sum of the commission permitted by relevant law at the time of payment.

8.	Redeemable securities

The Company is entitled, taking into account the provisions of relevant law, to issue redeemable shares and to redeem them. At the time of the redemption of the shares the Company will act in accordance with the provisions of the law.

9.	Capital of the Company, increase of capital and its cancellation

(a)	The Company may have shares, bonds, or other securities, each with different rights.

(b)	The Company will not issue bearer shares or stock that state that their holder is a holder of bearer stock.

(c)	The Company is entitled from time to time by a regular resolution adopted in a general meeting:

(1)	To increase the registered share capital of the Company by classes of shares, as determined;

(2)	To cancel registered share capital that has not yet been allocated, provided that there is no commitment by the Company, including a conditional commitment, to allocate the shares;

(3)	To consolidate and redistribute its share capital into shares of a nominal value;

And

(5)	To convert, from time to time, part of the allocated shares into shares with other rights.

(d)	Unless established otherwise in a resolution approving the change of share capital, the new shares shall be subject to the provisions of these articles regarding calls for payment, forfeiture, transfer, delivery etc., applicable to the shares of the original share capital.

(e)	Without derogating from the generality of the authority of the Board of Directors, if as a result of a consolidation or division of shares the shareholders are left with fractional shares, the Board may in its discretion, act as follows:

(1)	Allocate to each shareholder, whom the consolidation and/or division left him with a fractional share, shares of the class of shares that exists in the capital of the Company prior to the consolidation, in such number, that together with the fractional share will create one consolidated, complete share, and said allocation shall be considered as valid immediately prior to the consolidation or distribution, as warranted;

(2)	Determine that holders of fractional shares shall not be entitled to receive a consolidated share for the fraction of a consolidated share.

(3)	Allocate additional shares in the same number that would prevent the creation of fractional shares for consideration, as established by the Board of Directors; and

(4)	Cause a transfer of shares between the shareholders for a fair price in order to efficiently prevent fractional shares. The Board is authorized to appoint a trustee to conduct such share transfer among the shareholders.

10.	Issuance of securities

(a)	The Board may issue or allocate shares or other securities, that are convertible or may be exercised into shares (including bonds and warrants), until a limit of the registered share capital of the Company, under the terms, dates and for a specific sum or for a sum that is established according to an accepted formula; for this purpose convertible securities or securities which may be exercised into shares shall be deemed as if they were converted or exercised on the date of their issuance.

(b)	The authority of the Board as set forth in article 10(a) may be delegated as enumerated in articles 10(b)(1) or 10(b)(2) herein:

(1)	To a committee of the Board – by an issuance or allocation of securities as part of a workers compensation plan or employment agreements or wage agreements between the Company and its employees, or between the Company and the employees of an affiliated Company to which its Board agreed in advance, provided that the issuance or allocation is according to a plan that includes detailed criteria, that is delineated and approved by the Board;

(2)	To a committee of the Board, to the general manager, to the secretary of the Company or a deputy of such position, or to another person whom the general manager recommends – in an allocation of shares following an exercise or conversion of securities of the Company.

(c)	The Board of Directors may decide to issue a series of bonds as part of its authority to borrow on behalf of the Company, within the limits set by said authority.

(d)	The provision of article 10(c) above does not negate the authority of the general manager or someone who is so authorized, to borrow on behalf of the Company, to issue individual bonds, promissory notes and bills of exchange, within the limits set by said authority.

(e)	The Company shall not allocate a share the consideration of which, in full or in part, is not paid in cash, unless the consideration for the share is specified in a written document.

(f)	If the Company decides to allocate shares with a nominal value insofar as there will be shares with a nominal value as part of the capital of the Company, for a lower amount than the nominal value, including bonus shares, it must change part of its profits into share capital (under such meaning in section 302(b) of the Companies Law), from a premium on shares, or from any other source included in its equity capital, that are listed in its last financial statements, for a sum equal to the differential between the nominal value and the amount.

Part Four: Shareholders

11.	Shareholder and share certificates

(a)	A shareholder of the Company is any one of the following:

(1)	A person in whose benefit a share is registered with a member of the stock exchange and said share is included among the shares registered in the shareholder register by the relevant nominee Company; and/or

(2)	A person who is registered as a shareholder in the shareholder register.

(b)	Other than as stated in article 11(a) above, a person or legal entity shall not be recognized by the Company as having any right to a share, and the Company shall not be bound or recognize any benefit in equity or trust relationships or chose in action, planned or partial, but only the right of a shareholder, to a complete share, and all – unless a competent court of the law orders otherwise.

(c)	If two or more holders are registered as joint owners of a share:

(1)	In respect to a vote, giving proxies, and notices, the shareholder who is registered first in the shareholder register shall be considered as the sole shareholder, unless all the holders of the joint share give written notice to the Company that another person should be referred as sole shareholder.

(2)	Each of the holders may give a valid receipt in respect to all the joint holders for each dividend, other money or property that is received from the Company for the share or in respect thereto, and the Company is entitled to pay a dividend, the other money or the property for the share to one or more shareholder of the joint holders of the share, as it chooses to do.

(d)	Subject to the provisions of relevant law, a shareholder who is a trustee shall be registered in the shareholder register, as a shareholder, with a statement concerning his trusteeship status. Without derogating from the foregoing, the Company will recognize the trustee as a shareholder, for all intents and purposes, and will not recognize another person, including the beneficiary, as holding any right to the share.

(e)	A shareholder registered in the shareholder register is entitled to receive from the Company one share certificate testifying to his ownership of the share.

A shareholder registered in the shareholder register, shall be entitled to receive one share certificate for the shares registered in his name and fully paid up, or, if the Board approves (after payment of the amount that the Board establishes from time to time), a number of share certificates, for one or more of the shares. Each share certificate shall state the number of the shares for which it is issued.

(f)	Share certificates shall be issued with the stamp of the Company and with the signatures of two directors of the Company or in any other manner determined by the Board of Directors of the Company.

(g)	A share certificate in the name of two or more persons in the name of two or more persons, shall be delivered to the person whose name appears first in the shareholder register among the names of the joint holders.

(h)	A new share certificate may be issued in place of a share certificate that was destroyed, lost or ruined, for the payment and under the terms regarding evidence, indemnification, guarantee against damages and/or issuance of an affidavit, as determined by the Board of Directors in its sole discretion from time to time.

(i)	The Company shall keep a register of material shareholders in addition to the shareholder register. The material shareholder register shall contain reports that the Company received pursuant to the Securities Law about the holdings of the material shareholders in Company shares.

12.	Calls for payment

(a)	A shareholder shall not be entitled to a dividend or participate in the allocation of bonus shares or exercise any right of a shareholder in the Company, unless he has paid up all the sums and calls for payment that he owes the Company until said time in respect to his shares in the Company.

(b)	The Board of Directors may, from time to time, in its discretion, make calls for payment on shareholders for any sums that have not been paid up in respect to shares held by each of the shareholders, and for which pursuant to the terms of the allocation of the shares are not payable at a fixed time, and each shareholder shall pay the amount of the call made upon him, at the time and place designated by the Board of Directors. The Board of Directors may instruct that a call for payment be made in installments.

(c)	Notice of a call for payment shall be given and shall specify the amount of payment (no less than 14 days from the date of the notice) and the place for payment provided that prior to the time of payment for the call for payment, the Board of Directors may, by written notice to the shareholders, cancel the call or extend the time for payment or payment for any part thereof.

(d)	Joint holders of a share shall be jointly and severally liable to pay all amounts and calls for payment in respect to such share held jointly. Without derogating from the aforesaid generality, a call for payment delivered to one of the holders shall be deemed as having been delivered to all the owners.

(e)	If pursuant to the terms of the issuance of a share or otherwise, an amount is made payable at a fixed time or in installments at fixed times, whether on account of the share capital or by way of premium, such amount or installment shall be payable at such time as if it were payable by virtue of a call duly made by the Board of Directors for which notice was duly given, and all the provisions of these Articles in respect to calls for payment shall be applicable to such amount or installment.

(f)	If a call for payment or an installment is not paid on the due date or prior to such time, then the person who at such time is the holder of the share for which the call for payment was made, or for which the installment is due, shall pay interest on such sum at the maximum amount practiced at such time in Bank Leumi of Israel Ltd for unauthorized overdrafts, or at a lower rate that the Board will determine from time to time, from the date designated for its payment until the actual payment thereof, however the Board may waive the payment of interest, in whole or in part.

The provisions of this article do not detract or impair from the remedies and relief available to the Company by these articles or by any relevant law or agreement.

(g)	The Board of Directors may decide to accept money from a shareholder who wishes to advance payments, in whole or in part, on account of shares which have not been fully paid up and in respect to which the time for their payment has not yet matured, and to pay interest on such sums for a period not to exceed the period between the date of payment and the date on which this sum was designated to be paid, at the rate agreed by the Board of Directors and the shareholder.

13.	Forfeiture

(a)	A shareholder who has not fully paid up a sum for which a call has been made by the designated date, may be furnished with a written notice by the Board of Directors demanding that he pay the unpaid sum with interest and any expenses which the Company incurs due to the default in payment on the designated date for payment.

(b)	The notice shall specify another date for payment, which shall not be earlier than seven days after the notice, and it shall state that if the amount is not paid up by this date the share for which such notice is given may be forfeited.

(c)	If the demands in the notice are not satisfied, the Board of Directors may, so long as the sum is not paid up, including the interest and expenses, decide to forfeit the share. The forfeiture shall also apply to any dividends announced in respect to the forfeited shares (insofar as they are eligible for dividends) which were not actually paid out prior to the forfeiture.

(d)	A share that has been forfeited shall be deemed the property of the Company, and the Board of Directors may, taking into account the provisions of these articles, sell or transfer it or reallocate it in another manner, under such terms and manner as decided by the directors. A share so forfeited so long as it has not been sold, transferred or allocated again as stated, shall become a dormant share under such meaning in section 308 of the Companies Law which shall not confer any rights at all so long as it is owned by the Company.

(e)	Insofar as nothing has been done with the forfeited share, the Board of Directors may cancel the forfeiture under the terms that it establishes.

(f)	A shareholder whose shares have been forfeited:

(1)	Shall cease being a shareholder in respect to the shares that were forfeited and upon the forfeiture all of his rights and obligations for the forfeited shares shall be revoked and any action and/or demand against the Company regarding the forfeited shares shall be cancelled, other than those rights and obligations which are excepted from this rule by these articles and/or which are imposed on the former shareholder by law; however

(2)	He shall continue to be obligated to pay the Company and will pay the Company, without delay, all the calls for payment, payment installments, interest and expenses owed on account of the forfeited shares or for them at the time of the forfeiture, together with interest on those sums from the date of the forfeiture until the date of actual payment, at the maximum rate permitted at that time by law, provided that if the shares that were forfeited are sold, transferred or reissued, the shareholder’s debt will be reduced by the sum actually received by the Company (after the expenses of the sale), from their sale, transfer or reissuance, as warranted.

(g)	The provisions in these articles regarding forfeiture shall apply to the default of payment of any sum that is to be paid on a designated date according to the terms of issuance of the share, whether on account of the share or in the form of a premium, as if it was a sum that was meant to be defrayed by virtue of a call for payment and a duly delivered notice.

(h)	In the case of a sale after forfeiture, the Board of Directors may appoint a person to sign a transfer instrument of the share that was sold and to arrange (subject to the provisions of relevant law) so that the buyer will be registered in the shareholder register as the owner of the shares that were sold or which will be received by him in any other manner. The recipient of the share that was sold, transferred, allocated or sent shall not be responsible for how the consideration for the sale is used, if received, his right to the share shall not be harmed due to a defect or a disqualification in the forfeiture, sale, allocation or transfer process, and after he is registered in the register (subject to the provisions of relevant law) or he receives the share into his possession in any other manner, no such claim shall be raised, and the validity of the sale or the transfer shall not be appealed.

(i)	An affidavit duly made by a director of the Company that a certain share of the Company has been duly forfeited on the date specified in the affidavit shall serve as conclusive proof of its content against any person who asserts a claim to the share. The affidavit with a Company receipt for the consideration, if given, for the share, in its sale or transfer, shall confer a right to the share on the transferee.

(j)	The net proceeds of any sale following a forfeiture after the discharge of the sale expenses, shall be applied in discharging the debts and the fulfillment of the obligations of such shareholder (including the debts, obligations and agreements for which the date of discharge or maturity have not yet come due), and the balance (if any) shall be paid to him or to whoever is conferred a right to the shares following the death, bankruptcy or dissolution of the shareholder.

(k)	The provisions of this article shall not be construed as derogating from any other relief available to the Company against the debtor shareholder.

Part five: Transfer of shares in the shareholder register

14.	Transfer of shares

(a)	Subject to the provisions of relevant law, the Board of Directors may stop the registration in the register of transfers of shares for a specific period of time, that will not exceed 30 days per year, provided that it will not do so during the 14 days prior to the determining date for ownership of a share to establish eligibility to the rights for the share (such as the determining date for eligibility to vote in a general meeting or to receive a dividend or other distribution from the Company).

(b)	Part of a share may not be transferred, but a share which is jointly held by a number of owners, each may transfer their right to the share.

(c)	In the case of a transfer of shares, the transferee shareholder shall have all the rights that were attached to the transferred shares and all the obligations related to them according to these articles, unless otherwise agreed in writing, between the transferor shareholder and the transferee shareholder.

15.	Share transfer deed

(a)	A transfer of shares shall not be registered in the shareholder register unless a transfer instrument is delivered to the office. A share transfer deed in the Company shall be signed by the transferor and the transferee, and the transferor will be deemed the owner of the share until the name of the transferee is registered in the shareholder register in respect to the transferred share.

(b)	The instrument of transfer of a share shall be in the following form or as near thereto as possible, or in the usual or common form as the Board of Directors may approve:

\                                        Share transfer deed

I, ___________________ of ____________ (hereinafter: “the Transferor”) do hereby transfer to ___________________ of _______________ (hereinafter: “the Transferee”), in consideration of the amount of NIS _________________ (in words ____________ new shekels) paid to me - _________________ shares of Beam Imaging Ltd. (Company no. _________), and they shall belong to the transferee, the administrators of his estate and representatives, subject to the terms by which I/we held the same immediately before the execution of this deed; and I/we, the transferee(s), do hereby agree to accept the shares subject to these terms.

In witness whereof we set our hand this ______day of ___________ month _________ year ________.

Signature of transferor___________ Signature of transferee__________

Witness to signature ____________ Witness to signature ____________

(c)	A transfer deed shall be submitted to the office for registration, along with the share certificates that are being transferred (if there are certificates) and/or any other evidence required by the Board regarding the proprietary right of the transferor or in respect to his right to transfer the shares. Transfer deeds that are registered shall remain with the Company but any transfer deed in respect to which the Board refuses to register, shall be returned upon request, to the person who so delivered them, together with the share certificate (if delivered).

16.	Assignment of shares by law

(a)	The Board of Directors may, at any time and subject to the provisions of relevant law, register as a shareholder a person who is entitled to a share by law, including an heir, executor of an estate, liquidator or a trustee in a bankruptcy, after the Company is presented with a probate order, a succession order or any other sufficient evidence, as the Board deems fit, demonstrating the right to the shares. An eligible person who is so registered as a shareholder in the Company, is entitled, subject to the provisions of these articles dealing with the transfer of shares and the provisions of relevant law, to transfer these shares to another. Without derogating from the above, the Board may refuse to perform such registration or may delay it, as it is entitled to do, as if the registered owner himself transferred the share, prior to the assignment of the right.

(b)	Subject to the provisions of the Companies Law and these articles:

(1)	The executors of an estate of a shareholder who died, or in the absence of an executor of estate or administrator of an estate, persons who have a right by virtue of being heirs of the shareholder who died, shall be the only ones to be recognized by the Company as right holders to the share. A share registered in the name of two or more persons and one died, the Company shall recognize only the shareholders who are alive as the persons with rights to the share or benefits to it. Nonetheless the aforesaid shall not be construed as releasing the estate of the joint shareholder who died from all the obligations for the shares.

(2)	A person who is entitled to a share by law but has yet to be registered in the shareholder register is not entitled: (1) to receive dividends or any other money and/or property paid for said share as if he was the registered owner of the share; and (2) by virtue of said share to benefit from all rights of a shareholder regarding notices about general meetings, to be present at them or to vote in them, or class meetings, as the case warrants, of the Company or to make use of any other right of shareholders.

17.	Registration of transfer of shares

(a)	Subject to the provisions of relevant law, the Company shall change the registration of ownership in the shareholder register if each of the following is present:

(1)	The Company is delivered a transfer deed of the share with the signatures of the transferor and the transferee as stated in article 15 above, and the requirements of these articles are satisfied;

(2)	The Company is delivered a court order to amend the register;

(3)	It is proven to the Company that the conditions in the law to assign the right have been satisfied; or

(4)	Another condition is satisfied which according to these articles is sufficient to that the change can be registered in the shareholder register.

(b)	The transferor of the shares shall be considered the shareholder until the registration of the share transfer in the shareholder register in the name of the transferee in respect to the transferred share.

(c)	The Company will keep all the registration in the shareholder register as stated in this article 17. The Company may destroy share transfer instruments and share certificates that were cancelled after the expiration of 7 years from the date of registration of the revision in the shareholder register, where there will be an absolute presumption that the destroyed documents as stated above were binding and valid and that the transfers, the revocations and the registrations, as warranted, were lawfully made.

Part Six: General Meetings

18.	Annual general meetings

(a)	The Company shall convene an annual meeting each year but no later than 15 months after the previous annual meeting.

(b)	The agenda at the annual meeting shall include deliberation of the financial statements of the Company and may include appointment of directors, appointment of an auditor, or any other matter that is scheduled for the agenda as set forth in article 20 herein.

19.	Convening special meetings

(a)	The Board of Directors must convene a special meeting by a resolution of the Board and must convene a special meeting upon the demand of each of the following:

(1)	Two directors or a quarter of the directors then serving;

(2)	One or more shareholders, who hold at least five percent (5%) of the issued capital and at least one percent of the voting rights in the Company or one or more shareholders who hold at least five percent (5%) of the voting rights in the Company.

(b)	A Board of Directors that is requested to convene a special meeting will convene such a meeting within twenty-one (21) days from the date that it received the demand to convene, and the provisions of section 63(c) of the Companies Law shall apply.

(c)	If the Board of Directors omits to convene a special meeting as stated, the person demanding said meeting, and if shareholders – even some of them who have more than half of the voting rights, convene the meeting on his own, provided that it is not convened more than three months from the date such demand was submitted, and it shall be convened, insofar as possible, in the same manner that meetings are convened by the Board of Directors.

(d)	Annual general meetings of shareholders shall be called “annual meetings” and all other meetings of the Company shall be called “special meetings”.

(e)	A flaw in the convening of a general meeting or in the management thereof, including a flaw resulting from the non-satisfaction of a provision or term that was fixed by the Companies Law or in these articles, shall not invalidate any resolution adopted by the general meeting and shall not render defective the discussions that took place in it.

(f)	The general meeting of the Company shall be convened in Israel, at a location to be established in the notice of the meeting.

20.	Agenda

(a)	The agenda in a general meeting shall be set by the Board of Directors and shall include also topics for which a special meeting was demanded to be convened pursuant to article 29 above as well as any subject that is required as set forth in article 20(b) herein.

(b)	The general meeting shall adopt resolutions on subjects that are specified on the agenda only. Notwithstanding the above, it is understood that the general meeting, may, inter alia, adopt resolutions related to other subjects that were not included on the original agenda of the general meeting in respect to matters:

(1)	Which the law permits to be raised even if they are not included on the original agenda of the general meeting; and –

(2)	Which in light of the circumstances for which the general meeting is convened, the chairman of the general meeting believes is proper and correct to be discussed; or

(3)	Which a shareholder as stated in article 19(a)(2) above, asked in writing, at least seven (7) days prior to the meeting, to raise and attached the language of the resolution, provided that the subject is appropriate to be discussed in a shareholder meeting.

21.	Notice of a meeting

(a)	Prior notice of at least 14 days or, if required by law, at least 35 days (as warranted by the circumstances), other than the day on which the notice is delivered and inclusive of the day for which the notice is delivered, about the convening of a general meeting, shall be given in the manner set forth in section 69 of the Companies Law and shall include the details as stated in the provisions of the aforesaid section or the provisions of any other relevant law.

(b)	The notice shall be publicized in accordance with applicable securities laws governing the Company. Other than such notice, a notice or invitation to a meeting shall not be delivered to each of the shareholders of the Company, whether registered or not.

(c)	A shareholder who is interested in voting in a general meeting will prove to the Company that he owns the share in accordance with the Companies Law.

Subject to the provisions of the law, shareholders who are eligible to participate and vote in the general meeting are those who are holders of shares at the time of the resolution to convene a general meeting, or by virtue thereof, provided that this date is not more than twenty one (21) days prior to the date of the general meeting, and is not less than four (4) days prior to the meeting, and in a general meeting where a vote can be made by a voting instrument, the determining date will not be more than forty (40) days prior to the date of the general meeting and no less than twenty eight (28) days prior to the meeting.

(d)	A general meeting with a quorum present may decide to adjourn the meeting, the discussion or adoption of a resolution on a topic that is on the agenda to another time or place that it determines; at the adjourned meeting no subject shall be discussed other than a subject that was on the agenda and which was not resolved.

If a general meeting is adjourned for over twenty-one (21) days, notices and invitations shall be delivered for the adjourned meeting as set forth in this article 21.

A general meeting that was adjourned to a date that is less than twenty-one (21) days, an immediate report will be published regarding the new date, as soon as possible, but no later than seventy two (72) hours prior to the time of the adjourned general meeting.

22.	Quorum

(a)	Proceedings in the general meeting shall not commence until a quorum is present at the start of the proceedings.

(b)	A quorum shall be the presence of at least two (2) shareholders who hold at least twenty five percent (25%) of the voting rights (including through a proxy or voting instrument) within one half hour from the time the meeting was designated to start.

(c)	If a quorum is not present after one half hour from the time the general meeting was designated to start, the meeting shall be adjourned for one week, to the same day, same time and place or to a later date if specified in the invitation to the general meeting or to another day and/or place as will be determined by the Board of Directors in a notice to shareholders who are eligible to vote.

(d)	If a quorum is not present at the adjourned meeting as set forth in article 22(c) above, after a half hour from the time designated for its start, the meeting shall take place with any number of participants, even if the general meeting was convened at the demand of shareholders as set forth article 19 above.

(e)	“Presence” – means the presence of the shareholder himself, through a voting instrument or proxy or a representative as set forth in article 26 herein.

23.	Chairman of the general meeting

(a)	The chairman of the Board of Directors shall serve as chairman of each general meeting.

(b)	If the chairman of the Board of Directors is absent from the meeting within 15 minutes from the time designated for the meeting or if he refuses to sit as chair of the general meeting, the general meeting shall elect one of the shareholders present, to serve as chairman of the meeting.

(c)	The chairman of the general meeting shall conduct the general meeting.

24.	Voting in the general meeting

(a)	Subject to the provisions of relevant law and unless established otherwise in these articles, a resolution shall be considered adopted by a regular majority of votes of shareholders present at the meeting and voting on the resolution.

A shareholder shall not be entitled to vote in the general meeting prior to paying all of the sums and calls for payment owed from him at such time to the Company for his shares in the Company.

(b)	The chairman of the general meeting shall not have an additional or conclusive vote.

(c)	A declaration by the chairman of the general meeting that a resolution was unanimously adopted or adopted by a specific majority, or that it was adjourned shall be conclusive evidence of the accuracy of the declaration and there will be no need to prove the number of votes or the votes that were given for or against the resolution.

25.	Vote count or secret ballot

(a)	Any resolution put to a vote in a general meeting shall be decided by counting votes, unless at least one shareholder present on his own or through a proxy and who holds at least five percent (5%) of the voting rights in the Company, demands, a secret ballot.

(b)	If a demand is made for a secret ballot, the vote will take place in the same manner, time and place as the chairman of the general meeting instructs, whether immediately or after a recess or adjournment or in another manner and the results of the secret ballot shall be considered a resolution of the general meeting in which the secret ballot was demanded. Those demanding a secret ballot may cancel the demand at any time prior to the secret ballot.

A secret ballot regarding the selection of a chairman and adjournment of the general meeting shall take place without delay.

(c)	A demand for a secret ballot shall not prevent the continuation of the general meeting and discussion on any issue other than the one in respect to which the secret ballot was demanded.

26.	Vote by proxy; vote of a corporation; partners

(a)	A shareholder may vote personally or by proxy, through an instrument appointing the proxy as set forth below, or in the case of a corporation – by a representative through an instrument of appointment as set forth below. Likewise a shareholder may vote by a voting instrument, as set forth in article 27 herein. A representative or proxy does not need to be a shareholder of the Company.

(b)	A corporation being a shareholder of the Company may, by a resolution of its Board of Directors, directors, or any other managing body competent under the bylaws of the corporation or in accordance with a resolution of its Board of Directors, give an instrument of appointment to a representative and empower such person whom it finds suitable to be its representative at every meeting of the Company.

A representative of the corporation as stated above shall be entitled to exercise on behalf of the corporation that he represents those powers that the corporation itself could have used if it was a shareholder of the Company who is not a corporation.

(c)	The instrument appointing a proxy shall be signed by the principal or his agent who is so authorized by a duly written instrument, and if the principal is a corporation – by the signature of the person authorized to issue an instrument of appointment for the corporation as set forth in article 26(b) above or by the signature of an authorized signatory of the corporation. An instrument of appointment of a representative or proxy in effect for a non-specified period, shall expire following 12 months from the date of the last signature on it.

(d)	The instrument to appoint a proxy or a copy certified by an attorney or certified in another manner to the satisfaction of the Company, and confirmation of the ownership of a share as set forth in section 71 of the Companies Law, shall be deposited in the office or in another location as the Board will establish from time to time in a general manner or for a specific case, no less than forty eight (48) hours prior to the date designated for the meeting or the adjourned meeting for which the instrument of proxy is written, or on a date established by the Board in its discretion, provided that it is received in the Company prior to the time set for the general meeting or the adjourned meeting in which the person mentioned in this document intends to vote. If it is not so deposited, the instrument shall not be valid for said general meeting or an adjourned general meeting.

(e)	Any document appointing a proxy for a particular meeting, or for a specific time frame, shall be written in the format below insofar as possible or in another format approved by the Company:

I ________ bearer of identity card no/company no./public company no. __________ from ___________ a shareholder in Beamr Imaging Ltd (public company ___________ hereby appoint ________ Mr./Ms. ____________ of ___________ as my proxy (and in the case of a corporation – as my representative) to vote as my proxy to vote in my name and on my behalf in a general (annual / special) meeting of the Company to be held on the date of______ month of _______ year _________ and in any adjourned meeting. In witness I set my hand on this day of __________ month ______ year ___

Signature

(f)	If the statement of appointment does not specify the number of shares for which it is given or it specifies a number of shares that is higher than the number of shares registered in the name of the shareholder (in the register or title certificate), the instrument of appointment shall be considered as if it was given for all of the shares registered in the name of the shareholder. If the instrument of appointment is given for a number of shares that are lower than the number of shares registered in the name of the shareholder, the shareholder shall be considered as abstaining from being present at the vote for the remainder of the shares which are registered in the name of the shareholder, and the instrument of appointment will be valid only for the number of the shares listed in it.

(g)	A vote in accordance with an instrument of appointment shall be lawful even if the instrument has a defect that is not immediately apparent and/or if prior to said vote the principal died or became legally incompetent and/or the instrument of appointment was revoked or the power of attorney by which the instrument was signed was revoked and/or the share in respect to which the instrument was given was transferred, unless a written notice was received in the office and/or by the chairman of the general meeting prior to the meeting of the defect, the death, disqualification, revocation or transfer.

(h)	Without derogating from the aforesaid, a shareholder holding more than one share shall be entitled to appoint more than one proxy or representative, subject to the following provisions:

(1)	Each instrument of appointment will specify the class of the shares and the number of shares for which it is given.

(2)	If the total number of shares of any class listed in the instrument of appointment is greater than the number of shares of said class registered in the name of said shareholder, the entire instrument of appointment will be null in respect to the shares of said class that was given by the shareholder.

(3)	A shareholder or proxy or representative for the vote, nay vote by virtue of some of the shares that are in his possession or for which he is serving as a proxy or representative, and he may vote by virtue of these shares in one manner and by virtue of some shares in another manner.

(i)	In a vote by joint holders of a share an instrument of appointment to a proxy shall be signed by the person who is authorized to vote as set forth in article 11(c)(1) above.

(j)	A shareholder who is incompetent may vote through his lawful guardians or another person appointed by a court, and they may vote for him through proxies or instruments of appointment as stated in the provisions of these articles.

27.	Voting instrument

(a)	A shareholder may vote in the general meeting and in meetings of a class of shares through a voting instrument in which the shareholder will specify the manner of his vote, on resolutions on topics that the law permits voting on them through a voting instrument, and for any other subject with the Board of Directors decides that a vote in the general meeting on a specific subject may also be adopted by way of a voting instrument.

(b)	A voting instrument in which a shareholder indicates the manner of his vote and which he completes as required, which reaches the Company by the final time established for such in the invitation to the general meeting, shall be considered as a presence in the general meeting for purposes of a quorum as set forth in article 22 above and for the purpose of counting the votes.

(c)	A voting instrument that is received by the Company as set forth in article 27(b) above, for a specific matter for which a vote was not taken in the general meeting, shall be considered as abstaining on the vote in that general meeting on the resolution for an adjourned meeting pursuant to the provisions of section 74 of the Companies Law, and it will be counted in the adjourned meeting that will be held pursuant to the provisions of 74 or 79 of the Companies Law.

28.	Protocols

(a)	The Company shall keep protocols of the proceedings in the general meeting, and shall keep them in the office, for a period of at least seven years from the date of the general meeting.

(b)	A protocol signed by the chairman of the general meeting, constitutes conclusive proof of the contents therein.

29.	Meetings of a class

The provisions of articles 18 – 28 above shall apply, mutatis mutandis, on a meeting of shareholders of a class of shares, insofar as the Company must hold them.

Part Seven: The Board of Directors

30.	Members of the Board

(a)	The number of directors in the Company, shall be determined from time to time by a resolution of the annual general meeting, provided that the number of directors (including outside directors) shall not be less than five (5) directors and no more than ten (10) directors.

(b)	The directors, other than outside directors and until their maximum number as set forth in subsection (a) above, shall be elected by a regular resolution of the general meeting, and shall function in their capacity until his office is vacated or another director is chosen in his stead. A member of the Board whose term of office has ended, may be reelected.

(c)	In addition to the outside director with accounting and financial expertise, directors with accounting and financial expertise in such number as determined by the Board of Directors of the Company from time to time.

(d)	The office of a director shall begin from the date of his appointment or a later date if the resolution of his appointment establishes such.

(e)	The Board of Directors is entitled at any time and from time to time to appoint any person as a director, provided that the number of directors does not exceed at any time the maximum number as specified above. A director who is so appointed, shall serve insofar as his office is not vacated in accordance with the provisions of article 35 herein.

(f)	The Company will maintain in the office a register of directors and their alternates, if they have alternates pursuant to the provisions of article 34 herein, which will be open for inspection by any person.

(g)	Subject to the provisions of relevant law, all the activities and resolutions of the Board, a committee of the Board or a director who is acting by virtue of his office, as well as any act that is taken according to their instructions, shall be valid, even if it is discovered afterwards that there was a defect in the appointment of a director/directors or if all or one of them were unfit from serving as directors, as if each of them was appointed lawfully and as if they all had the necessary qualifications to be a member of the Board or committee.

31.	Restrictions on the appointment of directors

(a)	A candidate for director must disclose to his appointer if he was convicted in a judgment of an offense as described below, and five years have not yet passed since the judgment of conviction was issued or – in respect to sub article (3) herein – the period that was established by the court according to that sub article:

(1)	Offenses according to sections 290 to 297, 392, 415, 418 to 420 and 422 to 428, of the Penal Law, 5737 – 1977, and according to sections 52c, 52d, 53(a) and 54 of the Securities Law;

(2)	A conviction in a foreign court for the offenses of bribery, fraud, corporate administrative offenses or insider trading; or

(3)	A conviction for another offense which the court holds that due to its nature, severity or circumstances, he is not fit to serve as a director in a public company, for the period that the court determines which shall not exceed five years from the date of the judgment.

(b)	A candidate for director in the Company will disclose if the administrative enforcement Board imposed on him any enforcement measures that prevent him from serving as a director of a public company or a private company which is a bonds company, and the period established by the administrative enforcement board in its decision has not yet passed.

(c)	A person convicted by a judgment of an offense enumerated in article 31(a) above shall not be appointed as a director, unless the period stated in said article passed (unless a court establishes otherwise as stated in section 226(b) of the Companies Law), and a person shall not be appointed as director if the administrative enforcement board imposed on him enforcement measures prohibiting him from serving as a director in a company, for a period determined by the Board.

(d)	A director shall not be appointed if he is a minor, legally incompetent, or declared bankrupt so long as he has not been absolved.

(e)	A candidate for director who is one of the above in sub article (d) shall disclose this to the Company.

32.	External director

(a)	Two external directors shall serve in the Company, who satisfy the conditions set forth in the Companies Law, who will be appointed by the general meeting in accordance with the provisions of the Companies Law.

(b)	At least one external director shall serve in each committee that is entitled to exercise one of the authorities of a director.

(c)	The terms of office of external director shall be three years, and the Company may appoint him for two additional terms of three years each.

(d)	External director shall not be removed and his term of office shall not be stopped except according to the provisions of the Companies Law.

33.	Revoked.

34.	Alternate director

(a)	Subject to the provisions of the Companies Law, each director may appoint another as an alternate director and may revoke his appointment.

(b)	An appointment of an alternate director and the revocation of his appointment shall be done by written notice to the Company by the appointing director or in another manner as decided by the Board of Directors. The appointment will enter into effect upon receipt of the notice by the Company or a later date as stated in the notice.

(c)	An alternate director is the same as a director.

(d)	The appointment of an alternate does not negate the liability of the director for whom he is serving as alternate, and it will apply taking into account the circumstances of the situation, including the appointment of the alternate director and the term of his office.

(e)	The alternate director shall have all the authorities belonging to the director for whom is serving as the alternate. It is understood that the authorities of the alternate director shall not prejudice his authorities as director.

(f)	An alternate director shall not be entitled to participate and vote in a meeting of the Board in which the director who appointed him participates.

(g)	An alternate director may be appointed as a member of the Board of Directors, who is already a director, provided that the candidate for alternate director for a member of a committee, does not serve on that same committee of the Board and if he is an alternate director for an outside director, the candidate must be an outside director with accounting and financial expertise or with professional ability, in accordance with the qualifications of the director for whom he is serving as an alternate.

(h)	The office of an alternate director or an attorney shall be vacated:

(1)	Automatically if the office of the director, for whom he is serving as the alternate, is vacated for any reason;

(2)	If the alternate director experiences any of the instances enumerated in article 35 herein or if for another reason established in the Companies Law he is not fit to serve as an alternate director; or

(3)	His appointment as an alternate director is cancelled by the person who so appointed him.

35.	Dismissal of a director

(a)	The office of director shall be automatically vacated upon the occurrence of each of the following instances:

(1)	Upon his death;

(2)	He is found to be legally or mentally incompetent or mentally ill.

(3)	He is declared to be bankrupt;

(4)	If he resigns by written notice to the Company as stated in article 35(b) herein;

(5)	If he is dismissed by a resolution of the general meeting as set forth in article 35(c) herein or is dismissed as stated in article 35(d) herein;

(6)	On the date of the issuance of the notice of a conviction for an offense as set forth in article 35(e) herein;

(7)	According to a decision by a court pursuant to the provisions of section 233 of the Companies Law;

(8)	On the date of the notice about the imposition of enforcement measures by an administrative enforcement Board prohibiting him to serve as director of a public company or in the Company, as set forth in section 232a of the Companies Law; or

(9)	A condition needed pursuant to the Companies Law no longer exists in regard to the director in order for him to serve as director or a cause for the expiration of his term as director exists.

(b)	A director or an alternate director may resign by delivery of written notice to the Board of Directors, the chairman of the Board or the Company and his resignation shall enter into effect on the date the notice is delivered, unless another date is specified in the letter. A director or alternate director shall state the reasons for his resignation.

A notice received of the resignation of a director or an alternate director, shall be brought before the Board and the protocol of the first meeting convened after the resignation, shall record the fact of the resignation and the reasons given for it.

(c)	The general meeting may at any time dismiss a director, by a regular resolution, provided that the director is given a reasonable opportunity to bring his position before the general meeting.

(d)	If the Company becomes aware that a director or an alternate director was appointed contrary to the provisions of article 31(d) above (namely section 227(a) of the Companies Law) or contrary to the provisions of article 31(c) above (namely sections 226(a) and (a1) and 226a of the Companies Law), or that the director violated the provisions of article 31(a) above (namely section 225 of the Companies Law), article 31(e) above (namely section 227(b) of the Companies Law), or the provisions of article 35€ herein (namely section 232 of the Companies Law), the Board must decide in the meeting of the Board convened right after it becomes aware of such, to end the service of said director, if it finds, that the stated conditions are present, and from the date of the resolution the service shall expire.

(e)	A director who is convicted of an offense as stated in articles 31(a) above shall notify the Company of such and his service will end on the date of the delivery of the notice, and he may not be re-appointed as director, unless the period in which the director may not serve has passed, as stated in article 31(c) above (namely section 226(a) and (a1) of the Companies Law). If the administrative enforcement Board decides to impose on a person enforcement measures which prohibit him to serve as director in any public company or the Company, he will notify the Company and his term will expire on the date of the delivery of the notice, and he may not be reappointed as director, unless the period of the prohibition has passed as set forth in article 31(c) above (namely section 226a of the Companies Law).

(f)	A director (including an outside director) who no longer meets a requirements pursuant to the Companies Law in order to serve as a director (including an outside director) or if a reason for his service as director to expire exists, he will notify of such immediately to the Company, and his service shall expire on the date of the delivery of said notice.

(f)	A director who violates the duty of disclosure pursuant to article 31(a) above (namely section 225 of the Companies Law), article 31(f) above (namely sections 227a and 245a of the Companies Law), article 31(e) above (namely section 227(b) of the Companies Law), or article 35(e) above (namely sections 232 and 232a of the Companies Law), shall be considered as someone who violated his fiduciary duty to the Company.

36.	Authorities of the Board of Directors

(a)	The Board shall delineate the policy of the Company and supervise the performance of the general manager and his activities, including the authorities listed in section 92(a) of the Companies Law.

(b)	The authorities of the Board of Directors pursuant to article 36(a) above may not be delegated to the general manager other than as set forth in article 10(b) above.

(c)	Without derogating from the authorities conferred on the Board of Directors pursuant to article 36(a) above and the rest of the authorities conferred on it by these articles, and without restricting or reducing in any manner these or any of the authorities, the Board of Directors shall have the following authorities:

(1)	To appoint a person or persons (incorporated or otherwise), to receive and hold in trust for the Company any property belonging to the Company or in which the Company has an interest, or for any other purpose, and to do or perform any activity, act or things needed in respect to any such trust, and to act to pay the salaries of the trustee or trustees;

(2)	To establish the authorized signatories of the Company for bills of exchange, promissory notes, receipts, endorsements, checks, dividend certificates, releases, contracts and other documents of any kind;

(3)	To appoint, and in its discretion, to remove or suspend a general manager, manager, secretary, clerk, employee or agent, whether if they are employed on a permanent or interim basis or for special services, as the Board of Directors sees fit from time to time, and to define their authorities and obligations and to set their salaries and wages and to demand guarantees, in the cases and in the amounts that the Board deems fit;

(4)	To establish local management for the management of any of the businesses of the Company in a specific place in Israel or abroad, and to appoint any persons to be local managers and to determine their wages or to dismiss any of these people from their service, and from time to time and at any time delegate to any person who is so appointed any powers or authorities or discretion that is conferred at such time on the Board, and to authorize the members at that time in any local committee, all or some, to fill any vacancy in it and to act notwithstanding the vacancies;

Any such appointment or delegation may be done under the same terms and subject to the same conditions that the Board deems proper in accordance with the Companies Law, and the Board may at any time cancel any appointment or delegation or change them. The Board may authorize the persons to whom powers, authorities or discretion were delegated and which are conferred on them at such time, to delegate them, all of some, with a secondary delegation;

(5)	Subject to the provisions of relevant law, to appoint by power of attorney any person or persons to be the attorney or attorneys of the Company for the purposes and with the powers, authorities and discretion (which shall not exceed those given or conferred for use by the Board according to these articles or by law) for a period of time and subject to the same terms as the Board deems proper from time to time, and any such appointment may be given (if the Board sees fit to do so) to any local manager, or any Company or its members, its directors, agents or managers of any Company or firm or a person who is established by any Company or firm. Any such power of attorney may contain in it authorities for the protection or convenience of persons who come into contact or these attorneys as the Board deems fit;

(6)	To open, manager, defend, compromise, or neglect any legal proceedings on behalf of or against the Company or against its officials or related in another manner to its affairs and to compromise or extend the time for payment or defrayal of any debt owed or actions or demands by the Company or against it;

(7)	To deliver for arbitration any action or demand of the Company or against it;

(8)	To appoint on behalf of the Company an attorney or attorneys in Israel or abroad to represent the Company before any court, legal and quasi legal bodies, government offices or bodies, municipal or otherwise in Israel or abroad and to confer on such attorney the authorities that the Board feels proper to give, including the authority to delegate his authorities, in whole or in part, to another or others;

(9)	Subject to the provisions of the law (including section 113 of the Companies Law) and these articles, to delegate to any person, firm, Company or group of persons as stated, the powers, authorities and discretion conferred on the Board of Directors;

(10)	The Board is entitled to exercise any authority of the Company which was not conferred by law or these articles to another organ of the Company.

37.	Assumption of authorities of the Board

(a)	The general meeting may assume authorities given to the Board for a specific matter, or for a specific time frame, that does not exceed the time required under the circumstances. The assumption of authorities shall be done after the Company adopts a resolution about the assumption in the general meeting.

(b)	If the Board cannot exercise its authorities and the exercise of any of its authorities is essential for the proper management of the Company, the general meeting may exercise it in its stead, so long as the Board is prevented from doing so, provided that the general meeting establishes, that in fact the Board cannot do so and that the exercise of the authority is essential as stated.

(c)	If the general meeting assumes authorities conferred by law on the Board, the shareholders shall have the rights, duties and liability applicable to the directors for the matter of the exercise of those authorities, mutatis mutandis, and, the provisions of chapters three, four and five of the Sixth Part of the Companies Law shall apply to them, taking into account their holdings in the Company, their participation in the meeting and the manner of their vote.

38.	The rights of a director

Subject to relevant law and the issuance of the required approvals, a director shall not be disqualified, because of his office, from holding another office in the Company or in any other company in which the Company is a shareholder, or in which it has another benefit or from entering into a contract with the Company, whether as a vendor or buyer or in another manner.

39.	Chairman of the Board

(a)	The Board of Directors will choose, dismiss, with a normal majority of votes, one of the members of the Board to serve as chairman of the Board, and the provisions in articles 39(b) – (f) below will apply to him.

(b)	The term of service of the chairman of the Board shall be until a resolution of the Board of the termination of his service and appointment of another chairman in his stead. However, it is understood, that an outgoing chairman may be re-appointed as chairman.

(c)	If the service of a director is vacated for one of the instances listed in these articles and said director is the chairman of the Board, his appointment as chairman shall automatically expire, and another chairman shall be chosen in his stead.

(d)	The chairman of the Board shall set the agenda as set forth in article 41 herein and will preside over the meetings of the Board.

(e)	If the chairman of the Board of Directors is absent from a meeting 15 minutes from the designated time for the meeting or if he is unwilling to preside over the meeting, the Board of Directors shall elect one of its members to preside over the meeting and sign the protocol of the meeting. The chairman of the Board in such instance shall not have an extra or casting vote in any vote by the Board of Directors in the event of a tie vote.

(f)	The chairman of the Board may serve as the CEO of the Company, or exercise his authorities for periods that do not exceed three years each from the date of the resolution, subject to and in accordance with the provisions of section 121(c) of the Companies Law.

40.	Convening a meeting of the Board

(a)	The Board of Directors will convene for meetings pursuant to the needs of the Company and at least once every three months.

(b)	The Board will be convened according to one of the following methods:

(1)	The chairman is entitled to convene a meeting at any time.

(2)	In the following instances, the chairman of the Board will convene the Board without delay:

1.	A notice or report by the general manager to the chairman of the Board about any irregular matter that is material for the Company that requires an act by the Board; and

2.	Notice by the auditor of the Company to the chairman of the Board that he became aware during the audit of material deficiencies in the accounting audit of the Company.

(2)	The chairman of the Board will convene the Board, at the demand of any of the directors at any time, including if a director becomes aware of a matter of the Company in which there may be an apparent violation of the law or may harm proper corporate governance, whereby he will act without delay to convene a meeting of the Board.

(c)	If a meeting of the Board is not convened within seven days from the date of the notice or report by the general manager or the auditor as stated in article 40(b)(2) above or from the date of the demand as set forth in article 40(b)(2) above, each of those listed above, may convene a meeting of the Board to discuss the subject specified in the demand, notice or report, as the case warrants, within at least two business days prior to the date of the meeting.

(d)	The Board may hold meetings through the use of any communications devices, provided that all the directors participating can hear each other simultaneously.

(e)	The Board may adopt resolutions even without an actual meeting (such as in writing, fax or email), provided that all the directors who are entitled to participate in the meeting and vote on the matter brought for a resolution agree to do so.

(f)	Resolutions adopted in the manner specified in subsection (e), shall be formalized in a protocol, including the resolution not to convene a meeting, and the protocol shall be signed by the chairman of the Board.

41.	Agenda

The agenda of Board meetings shall be set by the chairman of the Board and shall include:

(a)	Subjects set by the chairman of the Board;

(b)	Subjects that were set as set forth in article 40 above; and

(c)	Any subject that a director, the general manager and/or the auditor asks of the chairman of the Board, a reasonable time prior to the meeting, to include on the agenda.

42.	Notice of a meeting of the Board of Directors

(a)	Notice of a meeting of the Board shall be delivered to all the directors at least forty-eight (48) hours prior to the date designated for the meeting, unless all the directors gave prior written consent to convene the meeting within a shorter time frame, or in urgent cases – and with the consent of a majority of the directors – even without such notice.

(b)	Notice pursuant to article 42(a) above shall be delivered to the address of the director in Israel that was previously delivered to the Company by the director in writing and which shall state the date of the meeting and the location, and a reasonable description of all the subjects on the agenda. It is understood that the dispatch of such notice covers the liability of the Company and the director is solely responsible to update the Company about a change of his address for the purpose of the sending of such notices. A change of address of the director shall be done by him in writing provided that it is delivered a reasonable time prior to the date designated for a meeting of the Board of Directors.

43.	Quorum

(a)	A quorum for discussion in meetings of the Board shall be determined, from time to time, by the general meeting and until decided otherwise it shall be at least the presence of half of the directors, who serve at the time of the meeting, on their own or through alternates. The quorum shall be established at the start of each meeting of the Board and shall constitute a quorum for the entire duration of the meeting, for all the resolutions that are on the agenda, even in the case or cases where a quorum is not present during the continuation of the meeting.

(b)	If a half hour passes from the time designated for the start of the meeting of the Board and a quorum is not present, the meeting shall be adjourned for twenty-four (24) hours exactly (after the original time designated for the meeting) or to another time set by the chairman of the Board (but in any case no earlier than twenty-four (24) hours). The quorum at an adjourned meeting shall be the presence of at least two directors, who are serving at the time of the meeting, on their own or through an alternate. If the Board cannot act due to the absence of a quorum at the adjourned meeting, the general meeting may exercise the authorities of the Board for the purpose/s for which the meeting of the Board was convened and the provisions of article 37 above will apply.

(c)	Each duly convened meeting of the Board of Directors, in which a quorum is present, shall have all the authorities, powers of attorney and discretion given to it at such time, according to the provisions of the Company, to the Board of Directors or those exercised by it in general.

(d)	If a specific member is not appointed to the Board or if the office of a director is vacated, the remaining directors may operate for all matters, so long as their number is not less than the minimum fixed in article 30(a) above. If the number is less than the minimum, they may not exercise their authorities according to these articles, except to convene a general meeting with an agenda to appoint additional directors or to establish a lower minimum of directors or to appoint additional directors themselves. The general meeting may decide not to approve acts of the directors when their number falls below the minimum number and to exercise on its own the authorities of the Board, until the number of directors again reaches the minimum as set forth in article 30(a) above.

44.	Voting on the Board

(a)	Each director shall have one vote in each vote on a resolution.

(b)	Resolutions of the Board shall be adopted by a regular majority of those present participating in the vote.

(c)	If the votes are tied in a Board meeting, the proposed resolution shall be considered as rejected.

(d)	Notwithstanding the aforesaid, resolutions on the subjects listed below shall not be adopted unless the subjects were on the agenda of the meeting that was duly convened, and there was no objection to the resolution by two or more of the members of the Board who participated in the meeting:

(1)	Entering into new fields of activity and the expansion of the geographical field of activity of the Company;

(2)	Investments in the field of activity of the Company (namely, not including investments in equipment) and the exercise of such investments;

(3)	The transfer of any of the subjects mentioned in sections (1) and (2) to the authority of committees of the Board;

(4)	Acquisition of Company shares, as defined in section 1 of the Companies Law, in a manner in which following the acquisition the Company will no longer be a public company, insofar as this resolution is brought for approval of the Board of the Company in accordance with the provisions of relevant law.

This majority shall apply also for resolutions on those subjects by committees of the Board and resolutions in subsidiaries of the Company, and resolutions in the committees of the Board and subsidiaries (1) shall be sent for a resolution of the Board; or (2) will be adopted only if the composition of the committee of the Board of Directors of the subsidiary is identical to the composition of the Board of Directors.

(e)	A director (or alternate director) is entitled to vote on his own, in writing (inclusive of by fax or email) or verbally if the meeting takes place through means of communication where the directors who are participating can hear each other simultaneously.

45.	Protocols in a meeting of the Board

(a)	The Company will keep protocols of the proceedings in meetings of the Board and its committees and will keep them and the resolutions adopted without actual meetings of the Board, in the office for a period of seven years from the date of the meeting or adoption of the resolution, as the case warrants.

(b)	A protocol approved and signed by the director who presided over the meeting, shall serve as prima facie proof of its contents.

(c)	An announcement by the chairman of the Board, that a resolution was adopted unanimously or by a specific majority, or was rejected and a notation recorded in this matter in the protocol of the meeting of the Board, shall serve as prima facie proof of the authenticity of its contents, and it is not necessary to prove how many votes there were or how many were for or against the resolution.

46.	Defects in the convening of a meeting

(a)	A resolution adopted in a meeting of the Board that was convened without the prior conditions satisfied for its convening (hereinafter – “Defect in the Convening”) may be revoked at the demand of each of the following:

(1)	A director who was present at the meeting, provided that he demanded that a resolution for which the defect was present not be adopted, prior to the adoption of the resolution; or

(2)	A director who was entitled to be invited to a meeting but was not present, within a reasonable time after he was informed about the adoption of the resolution and no later than the first Board meeting that was held after he was informed of the resolution;

It is understood that if there was a defect in the convening of the meeting related to the notice about the location of the meeting or its time, a director who came to the meeting may not, notwithstanding said defect, demand the revocation of the resolution.

(b)	The provisions of article 46(a) above shall not impair from the validity of an act done for the Company which was retroactively approved by the Board or if the party with whom the act was done did not know or could not have known about the irregularity or lack of authorization.

47.	Committees of the Board

(a)	Subject to the provisions of section 112 of the Companies Law which prohibits the delegation of authorities and the provisions of these articles (including article 44(d) above), the Board may establish committees of the Board and appoint members from among the Board only to them (hereinafter: “Board Committee”) and delegate all or some of its authorities to a Board committee. The Board may from time to time cancel the delegation of said authority,

Each committee that is so established must, when exercising its authorities, comply with all the regulations that are established by the Board of Directors.

(b)	A Board committee will report to the Board on a regular basis about its decisions or recommendations. Decisions or recommendations of a Board committee which requires the approval of the Board, will be brought to the attention of the directors a reasonable time prior to the deliberations on the Board.

(c)	The meetings of a Board committee and its management shall be in accordance with the provisions of procedures and management of meetings of the Board, as set forth in the provisions of these articles, mutatis mutandis, so long as they are appropriate and if they do not replace the instructions that are given by the Board according to this section.

(d)	A committee of the Board whose job is to provide counsel or recommendations to the Board can be comprised of a person who is not a member of the Board.

(e)	A resolution that is adopted or an act that is done by a committee of the Board, according to an authority that was delegated to it from the authorities of the Board, shall be the same as a resolution adopted or an act that was done by the Board. However, the Board may evoke any decision of a committee that it appointed, but such cancellation shall not harm the validity of a decision of a committee where the Company acted in accordance thereto with another person, who was not aware of the revocation.

Part Eight: Audit Committee

48.	Appointment of an audit committee

(a)	The Board of the Company shall appoint among its members an audit committee. The number of members of the audit committee shall be determined by the Board, from time to time provided that it shall not be less than three members and that all the outside directors will be members of the committee. The chairman of the Board and any director who is employed by the Company or by a controlling holder or by a corporation under the control of a controlling holder, a director who provides services, on a regular basis, to the Company, to a controlling holder in it or to a corporation under the control of a controlling holder, as well as a director whose main income is on the controlling holder, shall not be members of the audit committee. Likewise, a controlling holder or a relative thereof shall not be members of the audit committee.

(b)	The audit committee shall choose one of its members who is an outside director to serve as chairman of the audit committee, by a resolution adopted by a regular majority of the audit committee present at such meeting.

(c)	The term of office of the chairman of the audit committee shall be until a resolution of the audit committee about the termination of his term and the appointment of a chairman for the audit committee in his stead. However, it is understood that a chairman of the audit committee who ended his term of service may be reappointed.

49.	Positions and work procedures of the audit committee

(a)	Subject to relevant law, the positions of the audit committee shall be as described in section 117 of the Companies Law.

(b)	The internal auditor of the Company shall receive notices about meetings of the audit committee and may participate in them. The internal auditor may ask the chairman of the audit committee to convene the committee to discuss a subject that he describes in his request, and the chairman of the audit committee will convene the meeting within a reasonable time from the request, if he sees a reason to do so.

(c)	A notice of a meeting of the audit committee, in which a subject related to the audit of the financial statements is raised, shall be delivered to the internal auditor who is entitled to participate in it.

(d)	Subject to the provisions of the Companies Law (including section 116a dealing with a quorum to deliberate and adopt resolutions in the audit committee and section 115(e) dealing with presence in meetings of the audit committee), the procedures of the meetings and activities of the audit committee and its management shall be in accordance with the provisions of the procedures and management of meetings of the Board of Directors, as described in these articles, mutatis mutandis, insofar as they are appropriate and insofar as they do not replace instructions given by the Board pursuant to this section.

Part Nine: Exemption, indemnification and liability insurance

50.	Exemption and indemnification

(a)	The Company is entitled to exempt in advance an office holder from his liability, in whole or in part, for damage due to a breach of the duty of care to the Company, other than a breach of the duty of care in a distribution.

(b)	The Company may indemnify an office holder for an obligation or expense as described in paragraphs (1) – (6) herein, imposed on him following an act that he did by virtue of his being an office holder:

(1)	A monetary duty imposed on him or expended in favor of another person by a court judgment, including a judgment issued as a settlement or a ruling of an arbitrator that is ratified by a court;

(2)	Reasonable litigation costs, including legal fees, expended by the office holder following an investigation or proceeding that was conducted against him by the competent authority to carry out an investigation or proceeding, and which concluded without the filing of an indictment against him and without having imposed on him a monetary obligation as an alternative to a criminal proceeding, or which ended without an indictment against him but with the imposition of a monetary obligation as an alternative to a criminal proceeding for an offense that does not require proof of criminal intent or in connection to a monetary sanction;

The terms “conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation was opened” and – “monetary obligation as an alternative to a criminal proceeding”, in this article shall be attributed the meaning given to them by section 260(a)(1a) of the Companies Law.

(3)	Reasonable litigation costs, including legal fees that the officer expended or which he was charged to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal indictment for which he was acquitted, or an indictment for which he was convicted of a crime that does not require proof of criminal intent.

(4)	Other expenses expended in respect to an administrative proceeding that was conducted on his case, including reasonable litigation costs, including legal fees.

For this purpose “an Administrative Proceeding” - a proceeding pursuant to Parts 8(3) (Imposition of a monetary sanction by the Securities Authority), 8(4) (Imposition of administrative enforcement measures by the Administrative Enforcement Committee), or 9(1) (An Arrangement to prevent proceedings or to halt proceedings that is predicated on conditions) of the Securities Law, as amended from time to time, and a proceeding according to Section D’ of Chapter Four in Part Nine of the Companies Law and subject to any relevant law, any similar proceeding to these, by whatever name it is called.

(5)	Payment to a person injured by a violation as stated in section 52(54)(a)(1)(a) of the Securities Law.

(6)	Any other obligation or expense imposed on him or expended, following an act that he did by virtue of his being an officer in it, for which indemnification can be made according to the provisions of relevant law.

(c)	The Company may give indemnification in one of the following ways:

(1)	By giving an undertaking in advance to indemnify an office holder of the Company in each of the following (hereinafter: “Undertaking to Indemnify”):

(a)	As set forth in article 50(b)(1) above, provided that the undertaking for indemnification for a monetary obligation is limited to events which according to the Board of Directors are foreseeable in light of the Company’s actual activity at the time of the giving of the undertaking for indemnification and for a sum or criteria that the Board of Directors establishes is reasonable under the circumstances, and where the undertaking for indemnification will state the events which the Board of Directors feel are foreseeable in light of the Company’s actual activity at the time of the giving of the undertaking as well as the sum or the criteria which the Board establishes are reasonable under the circumstances.

(b)	As set forth in Articles 50(b)(2), 50(b)(3), 50(b)(4), 50(b)(5), and 50(b)(6).

(2)	To indemnify the office holder of the Company retroactively.

51.	Liability insurance

(a)	The Company may enter into a contract for liability insurance for an officer of the Company for a liability that will be imposed on said officer for an act taken by virtue of his being an officer in the Company, for each of the following:

(1)	A breach of the duty of care towards the Company or another person;

(2)	Breach of a fiduciary duty against the Company provided that the officer acted in good faith and had reasonable grounds to assume that the action would not harm the welfare of the Company;

(3)	A monetary obligation that is imposed on him in favor of another person;

(4)	Other expenses expended by the office holder in respect to an administrative proceeding conducted in his case, including reasonable litigation expenses, including legal fees;

For this matter “Administrative Proceeding” – as defined in article 50(b)(4) above;

(5)	Payment to a victim of a breach as contemplated by section 52(54)(a)(1)(a) of the Securities Law;

(6)	Any additional obligation that may be insured by law.

(b)	In any case where the insurance contract will have coverage for the Company itself, the office holder shall have the preemptive right instead of the Company in receiving insurance compensation.

Part Ten: General Manager

52.	General Manager

(a)	A general manager of the Company will be appointed and dismissed according to a resolution adopted by the Board of Directors of the Company, and it may appoint more than one general manager, for a fixed period of time or without any time limitation, and it may from time to time dismiss or release him or them from their office and appoint another or others in his or their stead.

(b)	Subject to the provisions of an employment agreement between the general manager and the Company, the general manager is responsible for the ongoing management of the affairs of the Company as part of the policy set by the Board and subject to its instructions.

Subject to the provisions of the agreement between the general manager and the Company, the general manager will have all the authorities of management and implementation that were not conferred by law or these articles to another body of the Company, and he may be supervised by the Board, provided that if the general meeting enacts a new regulation it shall not be in his power to cancel or revoke the lawful validity of a deed done prior to such by the general meeting or in accordance with its instructions, which would have been valid if not for the new regulation that was enacted.

(d)	Subject to the provisions of the law and articles 36(a) and 36(b) above, the Board of Directors may from time to time deliver and confer on the general manager at such time, some of those authorities by which it acts according to these articles, as it deems fit to manage the ordinary business of the Company and it may confer authorities for a period of time, and for certain purposes and needs for those times and under such conditions and restrictions as it deems fit as stated above.

(e)	The general manager must notify the chairman of the Board of Directors about any irregular matter that is material to the Company; if the Company does not have a chairman of the Board or if he is prevented from serving in such capacity, the general manager will notify all the directors.

(f)	Office holders of the Company, other than directors and the general manager (namely, a chief business manager, deputy to the general manager, legal advisor, any replacement as stated in the Company even if his title is different, and another manager subject directly to the general manager) shall be appointed and dismissed by the general manager, without derogating from the provisions of the Companies Law dealing with the approval of the terms of service and employment of an office holder.

53.	Removal of authorities from the general manager

The Board of Directors may instruct the general manager how to act for a specific matter; if the general manager does not satisfy the provision and/or the general manager is prevented from exercising his authorities, the Board of Directors may exercise the required authority to implement the instruction and/or to exercise his authorities in his stead.

Part Eleven: Management of the Company

54.	Registered office

(a)	The Company will maintain an office in Israel, to which any notice to the Company can be sent. Without derogating from the provisions of any law, the Company will keep in its registered office documents as set forth in section 124 of the Companies Law.

(b)	Delivery of a document to the Company shall be to the office as it is registered with the Companies Registrar at the time it is sent to the Company by mail.

(c)	A person who is entitled to inspect documents, is entitled to receive a copy of them for a fee that the Board or the general manager establishes.

55.	Register of shareholders and register of material shareholders

(a)	The Company shall keep a register of shareholders and a register of material shareholders and will update the changes to them as soon as possible after it becomes aware of them.

(b)	The shareholder register and the material shareholder register shall be open for inspection by any person.

(c)	The details enumerated in section 130(a) of the Companies Law shall be recorded in the shareholder register.

(d)	The material shareholder register shall contain reports that the Company received pursuant to the Securities Law about the holdings of the material shareholders in Company shares.

(e)	The Company will keep all the records that are recorded in the shareholder register as set forth in article 55(c) above.

(f)	The shareholder register will be prima facie proof of the contents recorded in it.

(g)	In the case of a contradiction between the shareholder register and a share certificate, the shareholder register shall have more evidentiary value than that of the share certificate.

56.	Auditor

(a)	The Company will appoint an auditor who will audit the annual financial statements of the Company and give his opinion about them (hereinafter: “Audit Activity”).

(b)	An auditor will be appointed at each annual meeting and shall serve in his capacity until the end of the following annual meeting; however, the general meeting may appoint an auditor who will serve in his position for a longer period of time, that shall not be longer than the end of the third annual meeting after the one in which he is appointed.

(c)	The Company may appoint a number of auditors to carry out the audit activity together.

(d)	If the office of the auditor is vacated and the Company does not have another auditor, the Board will convene a special meeting, as soon as possible, with the agenda of appointing an auditor.

57.	Expiration of the term of the auditor

(a)	The general meeting may terminate the service of the auditor.

If the agenda of the Company includes the termination of the service of the auditor or the non-renewal of his service, the audit committee will bring its position before the general meeting, after affording the auditor a reasonable opportunity to bring his position before it.

(b)	If the Board becomes aware that there are dependent relationships pursuant to the provisions of section 160 of the Companies Law, it will notify the auditor without delay that he must act to cease such dependency immediately; if the dependency continues, the Board will convene a special meeting within a reasonable time period, with the agenda to terminate the service of the auditor.

(c)	The general meeting that is convened as set forth in article 57(b) above, shall decide on the termination of the service of the auditor; however, the general meeting may, after the auditor brings his position before it, decide not to accept the recommendation of the Board to end his service, if it finds that the auditor has no dependency in the Company.

(d)	The Board of Directors will give the auditor a reasonable opportunity to bring his position before the general meeting with the agenda of ending or not renewing his service, and for this purpose the auditor will be invited to participate in the general meeting.

(e)	If the auditor resigns for reasons that involve an interest for shareholders in the Company, the Board will notify the Company of such.

(f)	Without derogating from the provisions of relevant law, the Board of Directors will notify the shareholders about the reasons for the resignation of the auditor as it deems fit, and it may also give notice about its position in the matter.

58.	Wages of the auditor

(a)	The salary of the auditor for the audit activity and for additional services, shall be set by the Board of Directors, in accordance with the extent of the work, the duration of his employment and any additional relevant term related to his employment.

The Board will notify the general meeting about the wages of the auditor, and all matters related to his salary for additional services – also about the terms of contract with the auditor, including payments and undertakings of the Company towards the auditor.

For the purpose of this section – an accountant auditor – including a partner, employee or relative of the accountant and including a corporation under his control.

(b)	The Company will not stipulate the payment of the fee of the auditor on terms that limit the manner of his performance of the audit activity or which make a connection between the results of the audit and his fees.

(c)	The Company or anyone on its behalf shall not indemnify, directly or indirectly, the auditor, for an obligation imposed on him due to a breach of his professional responsibility in providing services that must be provided by an accountant auditor by law, or following the violation of another duty imposed on him by law.

59.	Authorities, duties and responsibility of the accountant auditor

(a)	The auditor may at any time inspect documents of the Company required by him to perform his job and receive explanations about them.

(b)	The auditor may participate in any general meeting in which financial statements are submitted for which he conducted audit activity and any meeting of the Board which deliberates the approval of the financial statements, in meetings of the committee to inspect the financial statements and in meetings of the Board convened pursuant to article 40(b)(2)2 above; the Board of Directors will notify the auditor of the place and time of the general meeting or the Board or committee meeting for the examination of the financial statements.

(c)	If the auditor becomes aware during his audit activity about material defects in the accounting audit of the Company, he will notify the chairman of the Board of such.

60.	Internal auditor

(a)	The Board of Directors of the Company will appoint an internal auditor; the internal auditor will be appointed in accordance with the recommendation of the audit committee.

An internal auditor shall not be an interested party in the Company, an officer in the Company, a relative of any of the above, or the auditing accountant or his representative

(b)	The organizational supervisor over the internal auditor shall be the chairman of the Board, or whoever the Board of the Company determines from time to time.

(c)	The internal auditor will check, inter alia, the validity of the activities of the Company in respect to compliance with the law and proper corporate governance.

(d)	The term of service of the internal auditor shall not be terminated without his consent and he shall not be suspended, unless the Board decides on such after obtaining the position of the audit committee, and after giving the internal auditor a reasonable opportunity to state his position before the Board and before the audit committee.

For this purpose, the quorum for the opening of a meeting of the Board shall not be less than a majority of the directors.

Part Twelve: Financial statements and signature

61.	Financial statements

The Company will keep accounts, and likewise will keep financial statements pursuant to the Securities Law.

62.	Stamp and signatory right

(a)	The Company may establish a stamp or rubber stamps for sealing documents.

(b)	The Board will determine the person or persons (even if they are not directors) who are authorized to sign on behalf of the Company, and their signatures together with the stamp of the Company or its printed name shall bind the Company, provided that he or they acted and signed within their authority or authorities.

Part Thirteen: Dividends and Bonus Shares

63.	Dividends and bonus shares

(a)	A resolution by the Company to distribute dividends or allocate bonus shares shall be adopted by the Board of Directors of the Company. The Board of the Company shall decide on the date for payment of the dividend.

(b)	In addition, the Board may, prior to offering a dividend, allocate from the profits of the Company, amounts, as it deems fit, as a reserve fund or funds as they establish, in the sole discretion of the Board of Directors, for unforeseeable needs or to equalize dividends with special dividends to correct, to improve or to maintain any property of the Company, and for many other types of purposes, as the Board, according to their absolute discretion, believes is beneficial for the affairs of the Company, and it may invest these allocated sums in investments that they feel are proper (other than in shares of the Company), and from time to time manage these investments or change them and use all or some of them for the benefit of the Company, and it may divide the reserve fund into special funds, as it deems fit, and use the fund or any part of it for the Company’s business, without having to keep the monies separate from the rest of the assets of the Company.

(c)	A Board of Directors which announces the distribution of dividends may decide that this dividend be paid in full or in part by distribution of certain assets, in particular by the distribution of fully paid up shares, bonds or a series of bonds of any other company, or in one or more of these methods.

(d)	In order to validate a resolution of the Board (including according to article 63(c) above), the Board may:

(1)	Resolve any difficulty that may arise in respect to the distribution of a dividend and/or allocation of bonus shares as it deems fit;

(2)	Issue partial certificates, including certificates for fractional shares or decide not to count fractions under a certain amount, or sell fractions and transfer their consideration to those eligible to receive them;

(3)	To establish for the distribution of a dividend and/or allocation of bonus shares the value of any specific asset;

(4)	To decide that payment in cash will be done for shareholders on the basis of the value that will be so established, or that parts the value of which are less than one shekel will not be taken into account in order to adjust the rights of all the parties;

(5)	To deposit such monies or specific assets with trustees against securities, for persons eligible to receive dividends and/or bonus shares or to a fund that was converted into capital;

(6)	If required, a proper contract will be drawn up and the Board may appoint a person to sign such contract on behalf of those eligible to receive dividends, bonus shares and/or fund converted into capital and such appointment will be valid; and/or

(7)	To make any other arrangement (in respect to the distribution of dividends and/or allocation of bonus shares), as the Board of Directors deems fit according to its sole discretion.

(e)	The Board of Directors may deduct and offset from any dividend, bonus or other monies that are due to be paid for shares held by a shareholder, whether or not he is the sole owner or holds the share jointly with others, all sums of money owed from him which he must defray on his own or jointly with any other person to the Company on account of calls for payment etc.

(f)	A shareholder shall not be entitled to a dividend if he has not delivered by the date designated for such, a bank account into which the relevant sums are to be transferred. Further, a shareholder is not entitled to change the bank account number a reasonable time (to be set by the Board) prior to the date for the actual distribution of the dividend by the Company.

(g)	The Board may invest each dividend that is not claimed within one year from the announcement of its distribution or to use it in another manner for the benefit of the Company until it is claimed. The Company is not obligated to pay interest or linkage for an unclaimed dividend.

(h)	Shareholders entitled to a dividend, are shareholders as of the designated date for the distribution of the dividend as established in the resolution of the Board of Directors or by virtue thereof, and subject to the provisions of relevant law.

Part Fourteen: Notices and Dissolution

64.	Notices

Subject to the provisions of article 21 above (to wit notice of a meeting), the arrangement set forth in article 21 above shall apply:

(a)	The Company is entitled to deliver notice to any shareholder by personal delivery, by fax, by email or by dispatch by mail in a letter, prepaid envelope or packaging intended for the shareholder, to the address as delivered to the Company at the time of the allocation of the shares or transfer of the shares, unless said shareholder gave written notice of a change of his address (hereinafter: “Registered Address”).

(b)	A shareholder shoes registered address is outside of Israel may, from time to time, give written notice to the Company about an address in Israel, and that address will be considered as his address for the delivery of notices – as stated above.

(c)	All notices regarding shares, to which persons are jointly entitled, shall be delivered to the person who appears first in the shareholder register, unless they deliver other instructions, and a notice sent as stated shall serve as sufficient notice to all these shareholders.

(d)	Any notice sent to a shareholder to his registered address, by Israel post to an address in Israel shall be considered as having been delivered three (3) business days from the day dispatch of the letter or envelope or other packaging containing the letter was delivered to the post office properly bearing the registered address of the recipient and delivered to the post office. A written certificate signed by the secretary or manager or other official of the Company that the letter, envelope or packaging containing the notice with the registered address was delivered to the post office as stated, shall serve as prima facie proof of the fact. Any notice sent by fax shall be considered as having been delivered one (1) day from the day it was sent, provided that confirmation of the dispatch of the fax is presented, and if hand delivered – at the time of delivery.

(e)	A person who becomes eligible to a share by virtue of the law, a transfer or in any other manner, shall be copied on every notice for such share, that was duly delivered to the registered address of the shareholder (from whom the right to the share is derived) registered in the shareholder register.

(f)	Any notice or document sent by post to a shareholder or left at his registered address, then notwithstanding the fact that said shareholder died – and it does not matter if the Company knew of the death or not – shall be seen as having been duly delivered in respect to all the shares registered, whether if they were held by the same shareholder separately or jointly with other persons, until the other person will be registered in his place as the owner or the joint owner of the shares, and such delivery will be seen, for the purposes of these articles, as sufficient delivery of the notice or the document to the personal representative, or all persons, if any, jointly interested in the same shares. Without derogating from the foregoing generality, a notice to a shareholder shall be delivered also to persons who have a right to a share due to the death or bankruptcy of a shareholder or if the shareholder is a corporation – in the event of its receivership or dissolution, after the receiver or liquidator, as warranted, is registered as the shareholder in the shareholder register.

65.	Dissolution

(a)	Without derogating from the authority of the liquidator pursuant to section 334 of the Companies Ordinance and subject to special conditions, benefits and restrictions attached to shares of the Company, shares of the Company shall have equal rights regarding the return of the capital and participation in the distribution of surplus assets of the Company whether if the Company winds up voluntarily or whether in any other manner, after defrayal of all the obligations of the Company, its assets shall be distributed, among all the shareholders, proportionate to the nominal value of their shares without taking into account any premium paid on them.

(b)	For the purpose of article 65(a) above, a person who is entitled to shares but have not yet been allocated the shares, shall be considered as if the shares to which he is entitled were allocated to him prior to the dissolution, and that the amount paid on account of the nominal value of the shares has been paid up. In this case one who is entitled to the shares, is entitled to payment of an equal sum to the amount that he would have received in a dissolution if he would have held the shares of the Company on the eve of the adoption of the resolution of the dissolution, with a deduction of the price of the exercise that he would have had to pay if he would have exercised his right to the shares of the Company on the eve of the resolution of the dissolution.

(c)	If the Company winds up and the property of the Company that is to be distributed among the members is not enough to return all the paid up capital, these assets will be distributed inasmuch as possible in a proportionate manner to the paid up capital, or which is considered paid up at the start of the dissolution, of the shares held by each of the members.

66.	Forum.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

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